Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Transamerica Partners Funds Group and Transamerica Partners Institutional Funds Group on Form N-1A of our report dated February 24, 2012, relating to the financial statements and financial highlights which appear in the December 31, 2011 Annual Report to Interestholders of S&P 500 Stock Master Portfolio, a Portfolio of Master Investment Portfolio, which is also incorporated by reference in to the Registration Statement of Transamerica Partners Funds Group and Transamerica Partners Institutional Funds Group.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 25, 2012